Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact: Douglas Beck
ICF International
703.934.3820
or
Lynn Morgen/Betsy Brod
MBS Value Partners
212.750.5800

ICF International Reports Second Quarter 2007 Results

FAIRFAX, VA, August 9, 2007 – ICF International, Inc. (NASDAQ: ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported revenue and earnings growth for the second quarter ended June 30, 2007.

Second Quarter Results

Second quarter 2007 revenue was $190.2 million, an increase of 25.3 percent from the $151.7 million reported for the 2007 first quarter. Earnings from operations were $18.6 million, up 27.0 percent from the $14.7 million reported for the prior quarter. Net income was $11.2 million, or $0.75 per diluted share, compared to net income of $8.7 million, or $0.60 per diluted share in the 2007 first quarter. In last year’s second quarter, the Company had revenue of $56.1 million and a net loss of $1.4 million, or $0.15 per diluted share that included an unusual charge of $4.3 million for the abandonment of leased facilities.

Revenue from The Road Home contract was $128.6 million in the second quarter of 2007. ICF was awarded this contract in June 2006, by the state of Louisiana’s Office of Community Development.

“ICF’s strong second quarter performance reflected both a solid sequential increase in our delivery of advisory and implementation services to ICF’s historical government and corporate clients, as well as an accelerated pace of our work on The Road Home contract,” said Sudhakar Kesavan, ICF Chairman and Chief Executive Officer. “Revenue for the second quarter of 2007, excluding revenue from The Road Home Contract, increased 12.1 percent from the first quarter of 2007, and 10.6 percent on a year-over-year basis,” Mr. Kesavan added.

“On June 28, 2007, we announced the acquisition of Z-Tech Corporation, a strategically important transaction that is expected to generate annualized revenues of $25 million and to be accretive to ICF’s earnings beginning in the 2007 third quarter. We believe that Z-Tech’s expertise in health information technology services, combined with ICF’s established position in health communications and policy, will give us a greater competitive edge in serving the large and growing federal health care market,” Mr. Kesavan said.

Backlog and New Business Award Highlights

Backlog, excluding The Road Home contract and the Z-Tech acquisition, was $406 million at the end of the 2007 second quarter, up 13.1 percent sequentially and 82.1 percent above last year’s second quarter. The Company’s total backlog excluding Z-Tech was $821 million, of which 68 percent was funded.

The total value of contracts awarded in the second quarter of 2007 was $131 million. These awards are unrelated to The Road Home program.

Key competitive contracts won during the quarter included:

•

Climate Change. ICF was awarded a new Indefinite Delivery/Indefinite Quantity contract with the U.S. Environmental Protection Agency (EPA) valued up to $37 million over five years. Under the multiple-award contract, ICF will provide technical and outreach support services to the EPA for domestic and global climate change initiatives. This contract replaces two smaller ICF contracts. The capacity of this contract is nearly double the amount of the work done under the prior contracts.

•

Training and Management Assistance to Federal Agencies. ICF won two multiple award Indefinite Delivery/Indefinite Quantity contracts with the U.S. Office of Personnel Management (OPM) to provide training and management assistance to federal agencies. ICF was awarded a prime contract under each vehicle. They are each for one year, with four one-year option periods, and provide ICF the opportunity to compete for task orders in both service areas.

•

Radiological Emergency Preparedness Program Implementation. ICF was awarded a recompete task order for up to $26 million from the Federal Emergency Management Agency (FEMA) to implement the agency’s Radiological Emergency Preparedness (REP) program. The program, established in 1980 following the 1979 accident at Three Mile Island Nuclear Generating Station, is designed to ensure the safety of residents living near nuclear power plants. The task order has been partially funded for $5.1 million. It is for 10 months, with three one-year options.

•

Energy Efficient Homes. ICF won a $2.5 million new contract to implement the New Homes with ENERGY STAR® Program in Massachusetts. The program is part of a statewide initiative to accelerate construction of homes that qualify for the ENERGY STAR rating. The program also actively promotes installation of energy-efficient appliances and solar photovoltaic, or PV, in construction of qualifying affordable housing. The contract is for 12 months, with the option for an additional 24-month extension.

Outlook

The Company expects that its historical business will continue to show solid year-over-year growth in the second half of 2007. As of the application deadline of July 31, The Road Home program received more than 180,000 applications. The original design of the program projected up to 123,000 applications. This unexpected increase in volume has extended the timeline for the accelerated pace of the Company’s efforts in Louisiana. Consequently, the Company is raising its 2007 revenue guidance to a range of $670 million to $700 million and anticipates third quarter 2007 revenue to range from $170 million to $185 million. For both the quarter and the year, the Company seeks to earn net income equal to approximately five percent of revenues.

Our preliminary guidance for revenues for the full year 2008 is approximately $500 million, and the Company seeks to earn net income for 2008 equal to approximately 5 percent of revenues.

About ICF International

ICF International (NASDAQ: ICFI) partners with government and commercial clients to deliver consulting services and technology solutions in the energy, climate change, environment, transportation, social programs, health, defense, and emergency management markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from analysis and design through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 2,500 employees serve these clients worldwide. ICF’s Web site is www.icfi.com.

Caution Concerning Forward-Looking Statements

This document may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995—that is, statements related to future—not past—events, plans, and prospects. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “guidance,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” “would,” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information, and are subject to factors that could cause actual results to differ materially from those anticipated. For ICF, particular uncertainties that could adversely or positively affect the Company’s future results include but are not limited to: risks related to the government contracting industry, including the timely approval of government budgets, changes in client spending priorities, and the results of government audits and investigations; risks related to our business, including our dependence on contracts with U.S. Federal Government agencies and departments and the State of Louisiana; continued good relations with these and other customers; success in competitive bidding on recompete and new contracts; performance by ICF and its subcontractors under our contract with the State of Louisiana, Office of Community Development, including but not limited to the risks of failure to achieve certain levels of program activities, termination, or material modification of the contract, and political uncertainties relating to The Road Home program; uncertainties as to whether revenues corresponding to the Company’s contract backlog will actually be received; the future of the energy sector of the global economy; our ability to attract and retain management and staff; strategic actions, including attempts to expand our service offerings and client base, the ability to make acquisitions, and the performance and future integration of acquired businesses; risks associated with operations outside the United States, including but not limited to international, regional, and national economic conditions, including the effects of terrorist activities, war, and currency fluctuations; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause ICF’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. ICF does not undertake to update its forward-looking statements.

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ICF International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$1,677	$2,997
Contract receivables, net	144,256	110,548
Prepaid expenses and other	4,107	2,659
Income tax receivable	1,307	—
Deferred income taxes	846	2,494

Total Current Assets	152,193	118,698

Total Property and Equipment, net	5,484	5,388
Other Assets:
Goodwill	116,531	83,833
Other intangible assets	4,734	2,720
Restricted cash	3,567	3,703
Other assets	1,724	1,485

Total Assets	$284,233	$215,827

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$34,220	$19,455
Accrued expenses	62,974	37,202
Accrued salaries and benefits	24,742	17,727
Deferred revenue	11,483	18,281
Income taxes payable	—	3,682

Total Current Liabilities	133,419	96,347

Long-Term Liabilities:
Long-term debt	5,000	—
Deferred rent	1,682	1,599
Deferred income taxes	1,888	1,324
Other liabilities	2,223	2,610

Total Liabilities	144,212	101,880
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value, $.001 per share; 5,000,000 shares authorized; none issued
Common stock, par value, $.001 per share; 70,000,000 shares authorized; 14,432,691 and 13,933,074 issued; and 14,374,313 and 13,874,696 outstanding as of June 30, 2007, and December 31, 2006, respectively	14	14
Additional paid-in capital	105,716	98,995
Treasury stock	(428)	(428)
Accumulated other comprehensive income	312	227
Stockholder notes receivable	(266)	(562)
Retained earnings	34,673	15,701

Total Stockholders’ Equity	140,021	113,947

Total Liabilities and Stockholders’ Equity	$284,233	$215,827

ICF International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenue	$190,171	$56,145	$341,884	$109,593
Direct Costs	142,640	34,836	250,792	66,462
Operating costs and expenses:
Indirect and selling expenses	27,734	21,978	55,468	39,861
Depreciation and amortization	1,174	894	2,341	1,666

Total operating costs and expenses	28,908	22,872	57,809	41,527

Operating income (loss)	18,623	(1,563)	33,283	1,604
Interest expense	(414)	(1,229)	(738)	(2,281)
Other income	158	90	436	116

Income (loss) before taxes	18,367	(2,702)	32,981	(561)
Income tax expense (benefits)	7,207	(1,296)	13,139	(249)

Net income (loss)	$11,160	$(1,406)	$19,842	$(312)

Earnings per Share:
Basic	$0.79	$(0.15)	$1.42	$(0.03)

Diluted	$0.75	$(0.15)	$1.35	$(0.03)

Weighted-average Common Shares Outstanding:
Basic	14,123	9,270	13,939	9,248

Diluted	14,848	9,270	14,685	9,248

ICF International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six months ended June 30,
	2007	2006
Cash Flows from Operating Activities
Net income (loss)	$19,842	$(312)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,341	1,666
Non-cash compensation	1,397	272
Accrued interest on stockholder notes	(18)	(36)
Loss on disposal of fixed assets	2	163
Deferred income taxes	1,299	(2,773)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	(23,979)	(14,900)
Prepaid expenses and other	(1,071)	(147)
Income tax receivable	(832)	—
Accounts payable	14,256	724
Accrued expenses	25,858	3,590
Accrued salaries and benefits	3,804	(391)
Deferred revenue	(7,096)	8,349
Income tax payable	(4,555)	377
Deferred rent	(28)	(79)
Other liabilities	(1,066)	2,675

Net Cash Provided by (Used in) Operating Activities	30,154	(822)

Cash Flows from Investing Activities
Capital expenditures	(1,405)	(1,913)
Costs associated with trademark application	(14)	(37)
Capitalized software development costs	(359)	(142)
Additional payments for acquisition of Caliber Associates, Inc.	(523)	102
Payments for business acquisitions, net of cash acquired	(40,021)	—

Net Cash Used in Investing Activities	(42,322)	(1,990)

Cash Flows from Financing Activities
Payments on notes payable	—	(2,567)
Advances from working capital facilities	96,222	49,891
Payments on working capital facilities	(91,222)	(43,364)
Restricted cash	136	(96)
Debt issue costs	(11)	(132)
Exercise of options	2,956	—
Tax benefits of stock option exercises	2,251	—
Net proceeds from initial public offering	12	(1,310)
Net payments for stockholder issuances and buybacks	105	300
Payments received on stockholder notes	314	752

Net Cash Provided by Financing Activities	10,763	3,474
Effect of Exchange Rate on Cash	85	(17)

Net (Decrease) Increase in Cash and Cash Equivalents	(1,320)	645
Cash and Cash Equivalents, beginning of period	2,997	499

Cash and Cash Equivalents, end of period	$1,677	$1,144

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$693	$2,828

Income taxes	$14,995	$2,197